Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-85648; 333-71974; 333-58474; and 333-82529), Form S-4 (File Nos. 333-40646 and 333-78219) and Form S-8 (File Nos. 333-56177; 333-52536; 333-64168 and 333-45629) of Raytheon Company of our report dated January 26, 2004, except as to the second paragraph of Note B as to which the date is February 23, 2004, the last paragraph of Note J as to which the date is February 11, 2004 and the last paragraph of Note K as to which the date is March 1, 2004 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 15, 2004